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                                                                    Exhibit 99.1
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FOR IMMEDIATE RELEASE
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Contacts
for Curis, Inc.                                  for Noonan/Russo Communications
Henry W. McCusker                                Renee Connolly
(617-503-6641)                                   (212) 696-4455 x 227


                        CURIS REALIGNS BUSINESS TO PURSUE
                          FOCUSED STRATEGIC DIRECTIONS

CAMBRIDGE, MA, February 14, 2002 - Curis, Inc. (NASDAQ: CRIS) today announced that it is implementing a comprehensive realignment of its research and development programs and focusing its resources on its proprietary signaling pathways and stem cell technologies, including the Bone Morphogenic Protein
(BMP) and the Hedgehog family of products. The realignment will refine the Company's product focus and will affect its development and clinical programs as well as corporate structure. Curis will deploy its resources in a highly focused manner on its core strengths and drive at creating shareholder value by expediting product development in its most promising assets. The strategic realignment will lower Curis' annual net burn rate from approximately $40 million for 2001 to approximately $26 million for 2002. In addition, Curis will spend approximately $3.5 million to effect this realignment. In connection with this realignment, the Company is in the process of determining the charges in the first quarter against its tangible and intangible assets. Curis ended 2001 with over $50 million in cash and marketable securities and currently projects that it has sufficient capital to operate into the fourth quarter of 2003.

Curis intends to execute future clinical development efforts in the context of partnerships that can defray the significant expenditure of capital required by clinical trials. As part of the realignment, Curis plans to:

  . Focus its efforts on the identification and development of therapeutics based on signaling pathways that regulate cell proliferation and differentiation, specifically the BMP and Hedgehog pathways.

  . Suspend its clinical product development efforts for coronary artery disease (Vascugel(TM)). The primary focus of the company will be its signaling pathway programs. However, based on the cost of further clinical development for cell-based therapies, Curis will seek a partner before continuing further development of this product opportunity.

  . Terminate clinical development efforts for vesicoureteral reflux (Chondrogel(TM)). The benefits of continued development of this product have been adversely affected by the recent approval and pricing of a competitive non-cell based

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      product. Further development of Chondrogel(TM)for other indications will require the implementation of partnering initiatives that are currently being evaluated.

  . Suspend clinical IND program in oncology for Basal Cell Carcinoma in favor of developing an improved topical formulation and a partnership for re-entering clinical development.

In addition to its realigned clinical developments, Curis will:

  . Reduce staff by 35, including two senior executives, Andrew Uprichard, M.D., Chief Operating Officer, and George Eldridge, Chief Financial Officer and Vice President Finance; both will be leaving the company after their responsibilities under the realignment have been completed.

  . Doros Platika, M.D., in order to facilitate the realignment, will continue in the role of executive Chairman until May 2002 and will subsequently serve in an advisory role as a resource to the Curis management team.

"We are committed to the enhancement of shareholder value by consolidating our assets and prioritizing our product development programs to create a more cost-efficient, productive organization," said Daniel R. Passeri, President and Chief Executive Officer of Curis. "We believe that this disciplined and focused approach will accelerate our development of core programs and enhance our revenue generation in a meaningful timeframe. Curis' internal product pipeline of drug candidates and technologies provide an upside of near- and long-term potential for targeting significant markets."

The Curis discovery engine and recent marketing approval and launch of OP-1 has generated a therapeutic for bone repair and regeneration. In the near term the company will advance its pipeline through a targeted partnering strategy encompassing collaborations with major pharmaceutical companies and will attempt to generate revenue by out-licensing of product opportunities which lie outside of the company's core focus.

Curis will hold a conference call on Friday, February 15, 2002, beginning at 9:00 a.m. EST. The conference call can be accessed by dialing 800-621-5175 (domestic) or 212-346-0335 (international) and asking for the Curis conference call. A telephone replay of the call will be available starting February 15, 11:00 a.m. EST through February 22, 11:00a.m. EST and can be accessed by calling 1-800-633-8284 (domestic) or 858-812-6440 (international). The replay access code will be 20358127.








About Curis, Inc.

Curis, Inc. is generating therapies that regulate the pathways used by the body to maintain and restore health. The company focuses on signaling pathways that govern the proliferation and

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differentiation of cells. These same pathways control maintenance, repair, and regeneration of tissues and organs from infancy through old age. This approach has created an approved product for bone regeneration and enables Curis to build a portfolio of product candidates in neurology, kidney disease, and cancer. For more information, please visit the Curis web site at www.curis.com.
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This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements address a variety of subjects, including, for example, cost savings, cash burn rate, operating capital requirements, operating efficiencies, strategic collaboration efforts and product development efforts. Statements in this press release that state Curis' or management's intentions, plans, expectations or predictions of future events are forward-looking statements. The matters discussed in this press release also involve risks and uncertainties that may cause Curis' actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: Curis' need for partnerships to move forward its cell therapy programs, the early stage of product development of Curis' retained programs, uncertainties related to clinical trials, uncertainties related to Curis' ability to raise additional capital, changes in or an inability to execute Curis' realigned business strategy and other risk factors described from time to time in Curis' periodic reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, Curis' Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 30, 2001 and the Company's Post Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 10, 2001. Curis cannot guarantee any future results, levels of activity, performance, or achievements. Moreover, neither Curis nor anyone else assumes responsibility for the accuracy and completeness of any forward-looking statements. Curis undertakes no obligation to update any of the forward-looking statements after the date of this press release.

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